As filed with the Securities and Exchange Commission on February 27, 1997

                                             File No. 811-7302
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM N-1A

                             REGISTRATION STATEMENT

                    UNDER THE INVESTMENT COMPANY ACT OF 1940
                                                                  ----
                                             Amendment No. 6     / X /
                                                                 ----

                          GLOBAL HIGH INCOME PORTFOLIO

               (Exact Name of Registrant as Specified in Charter)

                        50 California Street, 27th Floor
                         San Francisco, California 94111

                    (Address of Principal Executive Offices)


        Registrant's Telephone Number, including Area Code: 415-392-6181


                            David J. Thelander, Esq.
                   Vice President & Assistant General Counsel
                      Chancellor LGT Asset Management, Inc.
                        50 California Street, 27th Floor
                         San Francisco, California 94111

                     (Name and Address of Agent for Service)


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






                                EXPLANATORY NOTE


         This Amendment to the Registration Statement of Global High Income Portfolio has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act"). However, beneficial interests in the Registrant have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), since such interests are offered solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Amendment to the Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.

                          GLOBAL HIGH INCOME PORTFOLIO

                       CONTENTS OF REGISTRATION STATEMENT

This registration statement of Global High Income Portfolio contains the following documents:

         Facing Sheet

         Contents of Registration Statement

         Part A

         Part B

         Part C

         Signature Page

         Exhibits

                                     PART A


         Responses to Items 1 through 3 and 5A have been omitted pursuant to paragraph 4 of Instruction F of the General Instructions to Form N-1A.

         Responses to certain Items required to be included in Part A of this Registration Statement are incorporated herein by reference from Post-Effective Amendment No. 47 to the Registration Statement of G.T. Investment Funds, Inc. (1940 Act File No. 811-5426), as filed with the Securities and Exchange Commission ("SEC") on February 26, 1997 ("Feeder Registration Statement"). Part A of the Feeder Registration Statement includes the joint prospectus of the GT Global Income Funds ("Feeder's Part A").

Item 4.  General Description of Registrant.
-------  ----------------------------------

         Global High Income Portfolio (the "Portfolio") is a non-diversified, open-end management investment company which was organized, under its former name, Global Utilities Portfolio, as a trust under the laws of the State of New York on April 27, 1992.

         Beneficial interests in the Portfolio are offered solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are
"accredited investors" as defined in Regulation D under the 1933 Act. This Amendment to the Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

         The Portfolio's investment manager is Chancellor LGT Asset Management, Inc. ("Chancellor LGT Asset Management"). Chancellor LGT Asset Management and its worldwide affiliates are part of Liechtenstein Global, a provider of global asset management and private banking products and services to individual and institutional investors.

         Information on the Portfolio's investment objectives, the kinds of securities in which the Portfolio principally invests, other investment practices of the Portfolio and the risk factors associated with investments in the Portfolio is incorporated herein by reference from the sections entitled "Investment Objectives and Policies" and "Risk Factors" in the Feeder's Part A. Additional investment techniques, features and limitations concerning the Portfolio's investment program are described in Part B of this Registration Statement.

Item 5.  Management of the Portfolio.
-------  ----------------------------

         A description of how the business of the Portfolio is managed is incorporated herein by reference from the section entitled "Management" in the Feeder's Part A. The following list identifies the specific sections of the Feeder's Part A under which the information required by Item 5 of Form N-1A may be found; each listed section is incorporated herein by reference.

================================================================================
Item 5(a)                 Management
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Item 5(b)                 Management--Investment Management and Administration
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Item 5(c)                 Management
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Item 5(d)                 Management
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Item 5(e)                 Other Information--Transfer Agent
================================================================================
Item 5(f)                 Management; Prospectus Summary
================================================================================
Item 5(g)                 Management
================================================================================


Item 6.  Capital Stock and Other Securities.
-------  -----------------------------------

         The Portfolio is organized as a trust under the laws of the State of New York. Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investments in the Portfolio may not be transferred, but an investor may withdraw all or any portion of its investment at any time at net asset value. Investors in the Portfolio (e.g., investment companies, insurance company separate accounts and common and commingled trust funds) will each be liable for all obligations of the Portfolio. However, the Trustees of the Portfolio believe that the risk of an investor in the Portfolio incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

         As of the date of this Registration Statement, GT Global High Income Fund ("High Income Fund") owns a majority interest in the Portfolio. However, the High Income Fund has undertaken that, with respect to matters on which the Portfolio seeks a vote of its interestholders, the High Income Fund will seek a vote of its shareholders and will vote its interest in the Portfolio in accordance with their instructions.

         Investments in the Portfolio have no preemptive or conversion rights and are fully paid and nonassessable, except as set forth below. The Portfolio is not required to hold annual meetings of investors but the Portfolio will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Investors have the right to communicate with other investors to the extent provided in Section 16(c) of the 1940 Act in connection with requesting a meeting of investors for the purpose of removing one or more Trustees, which removal requires a two-thirds vote of the Portfolio's beneficial interests. Investors also have under certain circumstances the right to remove one or more Trustees without a meeting. Upon liquidation of the Portfolio, investors would be entitled to share pro rata in the net assets of the Portfolio available for distribution to investors.

         The Portfolio intends to distribute to its investors the Portfolio's net investment income monthly and its net realized capital gains, if any, annually after the end of the Portfolio's fiscal year on October 31.

         Under the current method of the Portfolio's operation, it is not subject to any income tax. However, each investor in the Portfolio is taxable on its share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio's taxable income, gain, loss, deductions and credits in determining its income tax liability. The determination of such share will be made in accordance with the Internal Revenue Code of 1986, as amended ("Code") and regulations promulgated thereunder. It is intended that the Portfolio's assets, income and distributions will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Code, assuming that the investor invested all of its assets in the Portfolio.

         Investor inquiries may be directed to Chancellor LGT Asset Management at the following address: 50 California Stret, 27th Floor, San Francisco, CA 94111.

Item 7.  Purchase of Securities.
-------  -----------------------

         Beneficial interests in the Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. See "General Description of Registrant."

         An investment in the Portfolio may be made without a sales load at the net asset value next determined after an order is received in "good order" by the Portfolio. There is no minimum initial or subsequent investment in the Portfolio. However, investments must be made in federal funds (i.e., monies credited to the account of the Portfolio's custodian bank by a Federal Reserve
Bank). Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each day the New York Stock Exchange ("NYSE") is open for trading.

         Information on the time and method of valuation of the Portfolio's assets is incorporated by reference from the section entitled "Calculation of Net Asset Value" in the Feeder's Part A.

         The Portfolio reserves the right to cease accepting investments at any time or to reject any investment order.

Item 8.  Redemption or Repurchase.
-------  -------------------------

         An investor in the Portfolio may reduce any portion or all of its investment at any time at the net asset value next determined after a request in "good order" is furnished by the investor to the Portfolio. The proceeds of a reduction will be paid by the Portfolio in federal funds normally on the next business day after the reduction is effected, but in any event within seven days. Investments in the Portfolio may not be transferred.

         The right of any investor to receive payment with respect to any reduction may be suspended or the payment of the proceeds therefrom postponed during any period (1) when the NYSE is closed (other than customary weekend or holiday closings) or trading on the NYSE is restricted as determined by the SEC,
(2) when an emergency exists, as defined by the SEC, which would prohibit the Portfolio in disposing of its portfolio securities or in fairly determining the value of its assets, or (3) as the SEC may otherwise permit.

Item 9.  Pending Legal Proceedings.
-------  --------------------------

         Not applicable.

                                                                      APPENDIX A

                              RATINGS OF SECURITIES

         A description of corporate bond and commercial paper ratings is incorporated herein by reference from "Appendix A--Description of Debt Ratings" in the Feeder's Part A.

                                     PART B

         Part  B  of  this  Registration   Statement  should  be  read  only  in
conjunction with Part A. Capitalized terms used in Part B and not otherwise defined have the meanings given them in Part A of this Registration Statement.

         Responses to certain Items required to be included in Part B of this Registration Statement are incorporated herein by reference from the Feeder Registration Statement. Part B of the Feeder Registration Statement includes the joint statement of additional information of the GT Global Income Funds ("Feeder's Part B").

Item 10.  Cover Page.
--------  -----------

         Not applicable.

Item 11.  Table of Contents.
--------  ------------------
                                                                           Page

         General Information and History.....................................B-1
         Investment Objectives and Policies..................................B-1
         Management of the Portfolio.........................................B-1
         Control Persons and Principal Holders of Securities.................B-2
         Investment Advisory and Other Services..............................B-2
         Brokerage Allocation and Other Practices............................B-3
         Capital Stock and Other Securities..................................B-3
         Purchase, Redemption and Pricing of Securities......................B-4
         Tax Status..........................................................B-5
         Underwriters........................................................B-5
         Calculation of Performance Data.....................................B-5
         Financial Statements................................................B-5

Item 12.  General Information and History.
--------  --------------------------------

         Prior to October 20, 1992, the name of Global High Income Portfolio was "Global Utilities Portfolio."

Item 13.  Investment Objectives and Policies.
--------  -----------------------------------

         Part A contains basic information about the investment objectives, policies and limitations of Global High Income Portfolio (the "Portfolio"). This Part B supplements the discussion in Part A of the investment objectives, policies and limitations of the Portfolio.

         Information on the fundamental investment limitations and the non-fundamental investment policies and limitations of the Portfolio, the types of securities bought and investment techniques used by the Portfolio, and certain risks attendant thereto, as well as other information on the Portfolio's investment programs, is incorporated by reference from the sections entitled "Investment Objectives and Policies," "Options, Futures and Currency
Strategies," "Risk Factors," "Investment Limitations" and "Execution of Portfolio Transactions" in the Feeder's Part B.

Item 14.  Management of the Portfolio.
--------  ----------------------------

         Information about the Trustees and officers of the Portfolio, and their roles in management of the Portfolio and other GT Global Funds, is incorporated herein by reference from the section entitled "Directors, Trustees and Executive Officers" in the Feeder's Part B.

         The Board of Trustees has a Nominating and Audit Committee, composed of Ms. Quigley and Messrs. Anderson, Bayley and Patterson, which is responsible for nominating persons to serve as Trustees, reviewing audits of the Portfolio and recommending firms to serve as independent auditors of the Portfolio. Each of the Trustees and officers of the Portfolio is also a Director and officer of G.T. Investment Funds, Inc., G.T. Global Developing Markets Fund, Inc., G.T.
Global  Floating Rate Fund.  Inc. and G.T.  Investment  Portfolios,  Inc., and a
Trustee and officer of G.T. Global Growth Series, G.T. Global Eastern Europe Fund, G.T. Global Variable Investment Trust, G.T. Global Variable Investment Series, Growth Portfolio and Global Investment Portfolio which also are registered investment companies managed by Chancellor LGT Asset Management. Each Trustee and Officer serves in total as a Director and or Trustee and Officer, respectively, of 11 registered investment companies with 41 series managed or administered by Chancellor LGT Asset Management.

         Each Trustee who is not a director, officer or employee of Chancellor LGT Asset Management or any affiliated company is paid an annual fee of $5,000 a year, plus $300 for each meeting of the Board attended, and reimbursed travel and other expenses incurred in connection with attending Board meetings. Other Trustees and officers receive no compensation or expense reimbursement from the Portfolio. For the fiscal year ended October 31, 1996, the Portfolio paid Mr. Anderson, Mr. Bayley, Mr. Patterson and Ms. Quigley $1,734 each. For the year ended October 31, 1996, Mr. Anderson, Mr. Bayley, Mr. Patterson and Ms. Quigley, who are not directors, officers or employees of Chancellor LGT Asset Management or any affiliated company, received total compensation of $80,100, $80,100, $72,600, and $80,100, respectively, from the investment companies managed or administered by Chancellor LGT Asset Management for which he or she serves as a Director or Trustee. Fees and expenses disbursed to the Trustees contained no accrued or payable pension or retirement benefits.

         As of the fiscal year ended October 31, 1996, the officers and Trustees and their families as a group owned in the aggregate beneficially or of record less than 1% of the outstanding shares of the Portfolio.

Item 15.  Control Persons and Principal Holders of Securities.
--------  ----------------------------------------------------

         As of the date of this filing, GT Global High Income Fund owned 99.9% of the value of the outstanding interests in the Portfolio. Because GT Global High Income Fund controls the Portfolio, GT Global High Income Fund may take actions affecting its Portfolio without the approval of any other investor.

         GT Global High Income Fund has informed the Portfolio that whenever it is requested to vote on any proposal of the Portfolio, it will hold a meeting of shareholders and will cast its vote as instructed by its shareholders. It is anticipated that other investors in the Portfolio will follow the same or a similar practice.

         The address of GT Global High Income Fund is 50 California Street, 27th Floor, San Francisco, CA 94111.

Item 16.  Investment Advisory and Other Services.
--------  ---------------------------------------

         Information on the investment management and other services provided for or on behalf of the Portfolio is incorporated herein by reference from the sections entitled "Management," "Directors, Trustees and Executive Officers" and "Additional Information" in the Feeder's Part B. The following list identifies the specific sections in the Feeder's Part B under which the information required by Item 16 of Form N-1A may be found; each section is incorporated herein by reference.

================================================================================
Item 16(a)                  Management; Additional Information
--------------------------------------------------------------------------------
Item 16(b)                  Management
--------------------------------------------------------------------------------
Item 16(c)                  Not Applicable
--------------------------------------------------------------------------------
Item 16(d)                  Management
--------------------------------------------------------------------------------
Item 16(e)                  Not Applicable
--------------------------------------------------------------------------------
Item 16(f)                  Not Applicable
--------------------------------------------------------------------------------
Item 16(g)                  Not Applicable
--------------------------------------------------------------------------------
Item 16(h)                  Additional Information
--------------------------------------------------------------------------------
Item 16(i)                  Not Applicable
================================================================================


         For the fiscal years ended October 31, 1994, 1995 and 1996, the Portfolio paid investment management and administration fees of $2,266,420, $2,411,786 and $3,014,924, respectively, to Chancellor LGT Asset Management.

Item 17.  Brokerage Allocation and Other Practices.
--------  -----------------------------------------

         A description of the Portfolio's brokerage allocation and other practices is incorporated herein by reference from the section entitled "Execution of Portfolio Transactions" in the Feeder's Part B.

Item 18.  Capital Stock and Other Securities.
--------  -----------------------------------

         Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Investors are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of the Portfolio. Upon liquidation or dissolution of the Portfolio, investors are entitled to share pro rata in the Portfolio's net assets available for distribution to its investors. Investments in the Portfolio have no preference, preemptive, conversion or similar rights and are fully paid and nonassessable, except as set forth below. Investments in the Portfolio may not be transferred. Certificates representing an investor's beneficial interest in the Portfolio are issued only upon the written request of an investor.

         Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investors in the Portfolio do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interest in the Portfolio may elect all of the Trustees of the Portfolio if they choose to do so and in such event the other investors in the Portfolio would not be able to elect any Trustee. The Portfolio is not required to hold annual meetings of investors but the Portfolio will hold special meetings of investors when in the judgment of the Portfolio's Trustees it is necessary or desirable to submit matters for an investor vote. No material amendment may be made to the Portfolio's Declaration of Trust without the affirmative majority vote of investors (with the vote of each being in proportion to the amount of their investment).

         The Portfolio may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to the amount of their investment), except that if the Trustees of the Portfolio recommend such sale of assets, the approval by vote of a majority of the investors (with the vote of each being in proportion to the amount of their investment) will be sufficient.

The Portfolio may also be terminated (i) upon liquidation and distribution of its assets, if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to the amount of their investment), or (ii) by the Trustees of the Portfolio by written notice to its investors.

         The Portfolio is organized as a trust under the laws of the State of New York. Investors in the Portfolio will be held personally liable for its obligations and liabilities, subject, however, to indemnification by the Portfolio in the event that there is imposed upon an investor a greater portion of the liabilities and obligations of the Portfolio than its proportionate beneficial interest in the Portfolio. The Declaration of Trust also provides that the Portfolio shall maintain appropriate insurance (for example, fidelity bonding and errors and omissions insurance) for the protection of the Portfolio, its investors, Trustees, officers, employees and agents covering possible tort and other liabilities. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

         The Declaration of Trust further provides that obligations of the Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. The Declaration of Trust provides that the trustees and officers will be indemnified by the Portfolio against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Portfolio, unless, as to liability to the Portfolio or its investors, it is finally adjudicated that they engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in their offices, or unless with respect to any other matter it is finally adjudicated that they did not act in good faith in the reasonable belief that their actions were in the best interests of the Portfolio. In the case of settlement, such indemnification will not be provided unless it has been determined by a court or other body approving the settlement or other disposition, or by a reasonable determination, based upon a review of readily available facts, by vote of a majority of disinterested Trustees or in a written opinion of independent counsel, that such officers or Trustees have not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of their duties.

Item 19.  Purchase, Redemption and Pricing of Securities.
--------  -----------------------------------------------

         Beneficial interests in the Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended.

         Information on the method followed by the Portfolio in determining its net asset value and the timing of such determination is incorporated by reference from the section entitled "Valuation of Fund Shares" in the Feeder's Part B. See also Items 7 and 8 in Part A.

         The Portfolio reserves the right, if conditions exist which make cash payments undesirable, to honor any request for redemption or repurchase order by making payment in whole or in part in readily marketable securities chosen by the Portfolio and valued as they are for purposes of computing the Portfolio's net asset value (a redemption in kind). If payment is made in securities, an investor may incur transaction expenses in converting these securities into cash. The Portfolio has elected, however, to be governed by Rule 18f-1 under the 1940 Act as a result of which the Portfolio is obligated to redeem beneficial interests with respect to any one investor during any 90 day period, solely in cash up to the lesser of $250,000 or 1% of the net asset value of the Portfolio at the beginning of the period.

         Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each day that the NYSE is open for trading. At the close of trading, on each such day, the value of each investor's interest in the Portfolio will be determined by multiplying the net asset value of the Portfolio by the percentage representing that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or reductions which are to be effected on that day will then be effected. The investor's percentage of the aggregate beneficial interests in the Portfolio will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of the close of trading on such day plus or minus, as the case may be, the amount of net additions to or reductions in the investor's investment in the Portfolio effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of the close of trading on such day plus or minus, as the case may be, the amount of the net additions to or reductions in the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor's interest in the Portfolio as of the close of trading on the following day the NYSE is open for trading.

Item 20.  Tax Status.
--------  -----------

         Information on the taxation of the Portfolio is incorporated by reference herein from the section entitled "Taxes" in the Feeder's Part B.

Item 21.  Underwriters.
--------  -------------

         Not applicable.

Item 22.  Calculation of Performance Data.
--------  --------------------------------

         Not applicable.

Item 23.  Financial Statements.
--------  ---------------------

         Audited financial statements for the Portfolio for the fiscal year ended October 31, 1996 are included herein, in reliance on the report of Coopers & Lybrand L.L.P., independent auditors, given on the authority of said firm as experts in auditing and accounting.

COOPERS
&LYBRAND                                       Coopers & Lybrand L.L.P.


                                               a professional services firm


                        Report of Independent Accountants

ANNUAL REPORT
To the Shareholders and Board of Trustees of Global
High Income Portfolio:


We have audited the accompanying statement of assets and liabilities of Global High Income Portfolio, including the portfolio of investments as of October 31, 1996, the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the supplementary data for each of the four years in the period then ended and for the period from October 22, 1992 (commencement of operations) to October 31, 1992. These financial statements and the supplementary data are the responsibility of the Portfolio's management. Our responsibility is to express an opinion on these financial statements and the supplementary data based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the supplementary data are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 1996 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and the supplementary data referred to above present fairly, in all material respects, the financial position of Global High Income Portfolio as of October 31, 1996, the results of its operations for the year then ended the changes in its net assets for each of the two year in the period then ended, and the supplementary data for each of the period from October 22, 1992 (commencement of operations) to October 31, 1996, in conformity with generally accepted accounting principles.

                                                  /s/ Coopers & Lybrand L.L.P.
                                                  Coopers & Lybrand L.L.P.

Boston, Massachusetts
December 13, 1996

Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand International, a limited liability association incorporated in Switzerland.

                          GLOBAL HIGH INCOME PORTFOLIO

                            Portfolio of Investments
                                October 31, 1996


---------------------------------------------------------------------------------------------------------------------------------
                                                                                           Principal          Value      % of Net
          Fixed Income Investments                                              Currency     Amount          (Note 1)      Assets
          -----------------------------------------------------------------------------------------------------------------------

          Government & Government Agency Obligations (62.1%)
          --------------------------------------------------
          Argentina (10.8%)
          -----------------
          Republic of Argentina:
          Discount Bond, 6.4375% due 3/31/23                            +        USD         26,305,000       19,087,566     4.3
          BOCON Pre 4, 5.4435% due 9/1/02                               % +      USD         15,293,000       15,346,526     3.4
          Par Bond, 5.25% due 3/31/23                                   (        USD         20,381,000       12,152,171     2.7
          Floating Rate Bond, 6.625% due 3/31/05                        +        USD          2,203,040        1,816,131     0.4



          Brazil (9.6%)
          -------------
          Federal Republic of Brazil:
          C Bond, 4.5% due 4/15/14 (Effective rate at period end         %(      USD         55,360,363       38,404,647    8.6
          is 6.92813%, including "payment-in-kind" bonds.)
          MYDFA Floating Rate Note, 6.6875% due 9/15/07 - 144A           )+      USD          5,191,000        4,350,707    1.0



          Bulgaria (2.9%)
          --------------
          Bulgaria, Discount Bond Series A, 6.6875% due 7/28/24          +       USD         25,780,000      13,067,238     2.9
          - EURO
                                                                                                          ---------------------

          Costa Rica (1.6%)
          -----------------
          Banco Central de Costa Rica:
          Interest Bond Series A, 6.34375% due 5/21/05 (effective
          maturity date 8/23/03)                                         +       USD          6,036,880       5,825,589     1.3
          Principal Bond Series A, 6.25% due 5/21/10                             USD          1,900,000       1,539,000     0.3


          Ecuador (4.9%)
          --------------
          Ecuador:
          Past Due Interest Bond, 3% due 2/27/15 - Euro (Effective
          rate at period end is 4.96%, including "payment-in-kind"
          bonds.)                                                        % +     USD         28,818,107      16,138,140     3.6
          Past Due Interest Bond, 3% due 2/27/15 - Registered
          (Effective rate at period end is 4.96%, including "payment-in-
          kind" bonds.)                                                  % +     USD          6,079,992       3,404,796     0.8
          Discount Bond, 6.5% due 2/28/25 - EURO                         +       USD          3,210,000       2,104,556     0.5

          Mexico (8.2%)
          -------------
          United Mexican States:
          Global Bond, 11.5% due 5/15/26                                         USD        12,700,000       12,684,125     2.8
          11.375% due 9/15/16 - 144A                                     )       USD         5,640,000        5,625,900     1.3


          7.6875% due 8/6/01 - 144A                                      + ) L   USD         4,619,000        4,620,386     1.0
          Discount Bond Series C, 6.35156% due 12/31/19                  + :     USD         4,956,000        4,082,505     0.9

          Banco Nacional de Comercio Exterior, S.N.C. Trust              )       USD         9,440,000        9,746,800     2.2
          Division, 11.25% due 5/30/06 - 144A

          Nigeria (4.8%)
          --------------
          Central Bank of Nigeria, Par Bond, 6.25% due 11/15/20         (        USD        34,500,000       21,390,000     4.8


                                                                                                          ---------------------
          Panama (3.1%)
          -------------
          Panama, Interest Reduction Bond, 3.5% due                    ( )       USD        21,105,000       13,955,681     3.1
          7/17/14 - 144A

                                                                                                          ---------------------

          Philippines (2.7%)
          ------------------
          Republic of Philippines, 8.75% due 10/7/16 - 144A            )         USD         7,000,000        6,855,625     1.5


          Central Bank of the Philippines, Debt Conversion Bond        +         USD         5,663,000        5,422,323     1.2
          Series B, 6.4375% due 12/1/09


          United States (2.7%)
          --------------------
          United States Treasury Note, 7.00% due 7/15/06               L         USD        11,660,000       12,194,037     2.7

                                                                                                          ---------------------

          Uruguay (1.5%)
          --------------
          Banco Central del Uruguay:
          New Money Bond, 6.875% due 2/18/06                           +         USD         3,750,000        3,628,125     0.8
          Par Bond Series A, 6.75% due 2/19/21                         :         USD         2,290,000        1,889,250     0.4
          Par Bond Series B, 6.75% due 2/19/21                         :         USD         1,500,000        1,237,500     0.3


          Venezuela (9.3%)
          ----------------
          Republic of Venezuela:
          Debt Conversion Bond, 6.625% due 12/18/07                    +         USD        20,750,000       17,066,875     3.8
          Front Loaded Interest Reduction Bond Series A, 6.625% due    +         USD        13,000,000       10,814,375     2.4
          3/31/07
          Par Bond Series A, 6.75% due 3/31/20                         :         USD        13,500,000        9,610,313     2.2
          Front Loaded Interest Reduction Bond Series B, 6.5% due
          3/31/07                                                      +         USD         5,000,000        4,159,375     0.9


                                                                                                            -----------
          Total Government & Government Agency Obligations (cost                                            278,220,262
          $259,273,931)                                                                                     -----------

          Sovereign Debt (17.2%)
          ----------------------
          Morocco (4.4%)
          --------------
          Kingdom of Morocco, Tranche A Loan Agreement, 6.375%
          due 1/1/09                                                   +         USD       25,000,000       19,843,750      4.4

                                                                                                          ---------------------

          Peru (1.5%)
          Peru Loan Agreement                                          - !       USD       4,600,000         5,384,875      1.2

          Peru Loan Agreement (Citibank Issued)                        - !       USD       1,000,000         1,170,625      0.3


          Russia (11.3%)
          --------------
          Bank for Foreign Economic Affairs (Vnesheconombank)
          Loan Agreement:
          Assignment                                                  - !        USD       46,757,000       34,337,172      7.7
          Participation                                               - !        DEM       12,466,000        6,321,960      1.4
          Assignment                                                  - !        DEM        9,819,000        4,979,571      1.1
          Participation                                               - !        USD        6,600,000        4,846,875      1.1
                                                                                                           ------------
          Total Sovereign Debt (cost $54,521,525)                                                           76,884,828
                                                                                                           ------------

          Corporate Bonds (10.7%)
          -----------------------
          Argentina (0.4%)
          ----------------
          Industrias Metallurgicas Pescarmona S.A. (IMPSA), 11.75%    )          USD        1,950,000        1,989,000      0.4
          due 3/27/98 - 144A

                                                                                                          ---------------------

          Brazil (0.3%)
          -------------
          Net Sat Servicos LTDA, 12.75% due 8/5/04 - 144A            )           USD        1,134,000        1,190,700      0.3

                                                                                                          ---------------------

          Indonesia (5.1%)
          ----------------
          Asia Pulp & Paper International Finance Co., Ltd., 11.75%              USD       6,077,000         6,335,273     1.4
          due 10/1/05

          Dharmala Sakti Sejahtera Promissory Note, effective yield              IDR    9,000,000,000        3,449,610     0.8
          20.00%, due 6/9/97

          PT Polysindo EKA Perkasa:
          effective yield 20.05%, due 7/27/97                                    IDR    6,000,000,000        2,246,285     0.5
          13% due 6/15/01 - DTC                                                  USD          613,000          680,430     0.2
          13% due 6/15/01 - EURO                                                 USD          395,000          438,450     0.1

          PT Tjiwi Kimia, 13.25% due 8/1/01                                      USD        2,500,000        2,812,500     0.6

          Rapp International Finance, 13.25% due 12/15/05 - Euro                 USD        2,430,000        2,642,625     0.6


          FSW International Finance Co., 12.5% due 11/1/06 - 144A   )            USD        2,007,000        2,025,816     0.5


          PT Indah Kiat International Finance Series B, 11.875% due              USD        1,510,000        1,615,700     0.4
          6/15/02


          Luxembourg (0.5%)
          -----------------


          Millicom International Cellular, effective               )             USD        3,800,000        2,170,750     0.5
          yield 13.5%, due 6/1/06 - 144A

                                                                                                          --------------------

          Malaysia (0.1%)
          ---------------
          Aokam Perdana Bhd., Convertible Bond, 3.5% due 6/13/04                 USD          650,000          453,375     0.1

                                                                                                          --------------------

          Mexico (2.8%)
          ------------
          Grupo Industrial Durango, S.A., 12.625% due 8/1/03                     USD        4,758,000        4,960,215     1.1

          Grupo Irsa, S.A. de C.V., 8.375% due 7/15/98                           USD        3,300,000        3,295,875     0.7

          Cemex, S.A. de C.V. "B", 12.75% due 7/15/06 - 144A        )            USD        2,420,000        2,622,675     0.6

          Grupo Elektra, S.A. de C.V., 12.75% due 5/15/01 - 144A    )            USD        1,500,000        1,573,125     0.4


          People's Republic of China (0.7%)
          ---------------------------------
          Zhuhai Highway Co., Ltd., 11.5% due 7/1/08 - 144A        )             USD        2,900,000        3,124,750    0.7

                                                                                                          --------------------

          Philippines (0.8%)
          ------------------
          Filinvest Capital, Convertible Bond, 3.75% due 2/1/02    (             USD        1,892,000        1,863,620    0.4
          - Reg. S

          CE Casecnan Water & Energy, 11.45% due 11/15/05                        USD        1,030,000        1,138,150    0.3
          - Reg. S

          Subic Power Corp., 9.5% due 12/28/08 - 144A              )             USD          448,276          463,966    0.1

                                                                                                            ----------
          Total Corporate Bonds (cost $46,398,969)                                                          47,092,890
                                                                                                            ----------

          TOTAL FIXED INCOME INVESTMENTS
          (cost $360,194,425)                                                                             --------------------
                                                                                                           402,197,980    90.0
                                                                                                          --------------------
                                                                                            Underlying        Value    % of Net
          Options                                                               Currency      Amount        (Note 1)    Assets
          ---------------------------------------------------------------------------------------------------------------------

          Republic of Argentina:                                                 USD             -              -         0.3
               Government & Government Agency Obligations
          Floating Rate Bond 3/31/05, Call Option, strike 77.875,                         -   19,800,000      890,050        -
          expires 11/29/96
          Floating Rate Bond 3/31/05, Call Option, strike                                 -   19,800,000      512,365        -
          80.625, expires 12/9/96

          Republic of Brazil C Bond 4/15/14, Call Option, strike                 USD          99,670,154    1,108,531      0.3
          71.8125, expires    12/26/96
               Government & Government Agency Obligations
          Republic of Venezuela:                                                 USD                  -             -      0.0
               Government & Government Agency Obligations


          Debt Conversion Bond 12/18/07, Call Option, strike 84.15,                       -    9,857,000       94,637        -
          expires 1/2/97
          Debt Conversion Bond 12/18/07, Call Option, strike 84.44,                       -    9,857,000       85,894        -
          expires 1/2/97
          TOTAL OPTIONS
                                                                                                          ---------------------
           (cost $3,779,230)                                                                                2,691,477      0.6
                                                                                                          ---------------------
                                                                                           Principal          Value    % of Net
          Short-Term Investments                                                Currency     Amount          (Note 1)    Assets
          ---------------------------------------------------------------------------------------------------------------------

          Commercial Paper - Discounted (3.8%)
          ------------------------------------
          Thailand (0.2%)
          ---------------

          TPI Polene Public Co., Ltd., current yield                             THB         25,000,000      962,735      0.2
          10.36% due 1/6/97
                                                                                                          --------------------

          United States (3.6%)
          --------------------
          Merrill Lynch & Co., current yield 5.38% due 11/5/96                   USD        16,000,000    15,990,436      3.6

                                                                                                          ---------------------

                                                                                                          ------------
          Total Commercial Paper - Discounted (cost $16,958,338)                                          16,953,171
                                                                                                          ------------

          Treasury Bills (2.0%)
          ---------------------
          Mexico (2.0%)
          -------------
          Mexican Cetes, current yield 29.66% due 1/23/97                        MXN        4,567,238      5,351,413      1.2
          Mexican Cetes, current yield 29.61% due 1/16/97                        MXN        1,340,951      1,578,527      0.4
          Mexican Cetes, current yield 26.88% due 1/30/97                        MXN        1,225,706      1,436,292      0.3
          Mexican Cetes, current yield 29.66% due 2/20/97                        MXN          325,125        372,690      0.1
          Mexican Cetes, current yield 29.66% due 2/6/97                         MXN          135,468        156,927      0.0
                                                                                                         ------------
          Total Treasury Bills (cost $8,891,671)                                                            8,895,849
                                                                                                         ------------

          Commercial Paper - Indexed (1.4%)
          ---------------------------------
          Philippines (1.4%)
          ------------------
          National Westminster Bank PLC, Currency-Linked CD,                     USD        6,500,000      6,418,711      1.4
          12.3798% due 2/28/97
                                                                                                          --------------------

           (cost $6,500,000)
          TOTAL SHORT-TERM INVESTMENTS
           (cost $32,350,009)                                                                             --------------------
                                                                                                          32,267,731      7.2
                                                                                                          --------------------
                                                                                                           Value    % of Net
          Repurchase Agreement                                                                            (Note 1)    Assets
          ---------------------------------------------------------------------------------------------------------------------

          Dated October 31, 1996, with State Street Bank & Trust Co., due November 1, 1996, for an effective yield of 5.55%
          collateralized by $3,010,000 U.S. Treasury Bonds, 7.125%
          due 2/15/23 (market value of collateral is $3,179,150,
          including accrued interest).                                                                    3,112,480      0.7
          (cost $3,112,480)

          TOTAL INVESTMENTS
           (cost $399,436,144) *                                                                        440,269,668     98.5
          Other Assets and Liabilities                                                                    6,801,612      1.5
          =====================================================================================================================
          NET ASSETS                                                                                   $447,071,280    100.0
          =====================================================================================================================

         + The coupon rate shown on floating  rate note  represents  the rate at period  end.
         ! Non-income  producing security.
         - Underlying  loan agreement  currently in default.
         ) Security exempt from  registration  under Rule 144A of the Securities
           Act of 1933. These securities may be resold in transactions exempt from registration, normally to qualified institutional buyers.
         L Security is segregated as collateral for when-issued  securities held by  the  Fund.  See Note 1 of Notes to Financial Statements.
         ( The coupon rate shown on step-up  coupon bond  represents the rate at period  end.
         % Bond pays stated or additional interest with "payment-in-kind"  (PIK)
           bonds.
         : Issued with detachable warrants or value recovery rights. The current market value of each  warrant or right is zero.
         * For Federal income tax purposes, cost is $401,018,014 and appreciation (depreciation) is as follows:

                                Unrealized appreciation:       $42,322,854
                                Unrealized depreciation:        (3,071,200)
                                                               -----------
                                Net unrealized appreciation:   $39,251,654
                                                               ===========


                 Forward Foreign Currency Contracts Outstanding
                                October 31, 1996



                                                                                                                       Unrealized
                                                                             Market Value     Contract    Delivery    Appreciation
Contracts to Sell:                                                          (U.S. Dollars)      Price       Date     (Depreciation)
------------------                                                          --------------      -----       ----     --------------

Deutsche Marks..........................................................      6,587,811       1,47060     11/13/96    $  191,735
                                                                            --------------    --------                -------------
  Total Contracts to Sell (Receivable amount $6,779,546) ...............      6,587,811                                  191,735
                                                                            --------------                            -------------
The value of Contracts to Sell as Percentage of Net Assets is 1.48%
  Total Open Forward Foreign Currency Contracts ........................                                              $  191,735
                                                                                                                      =============

--------------
See Note 1 to the financial statements.

    The accompanying notes are an integral part of the financial statements.

                          GLOBAL HIGH INCOME PORTFOLIO

                       STATEMENT OF ASSETS AND LIABILITIES

                                October 31, 1996

------------------------------------------------------------------------------------------------------------------------------------


Assets:
             Investments in securities, at value (cost $399,436,144) (Note 1)                      $440,269,668
             U.S. currency                                                          $    747
             Foreign currencies (cost $375,538)                                      363,584            364,331
             Receivable for securities sold                                                          19,276,936
             Interest receivable                                                                      8,384,949
             Receivable for open forward foreign currency contracts, net (Note 1)                       191,735
             Unamortized organizational costs (Note 1)                                                    4,877
             Other assets                                                                                   100
                                                                                                  -------------
                Total assets                                                                        468,492,596
                                                                                                  -------------
Liabilities:
             Payable for securities purchased                                                        21,061,541
             Payable for investment management and administration fees (Note 2)                         280,820
             Payable for custodian fees                                                                  23,927
             Payable for printing and postage expenses                                                   22,733
             Payable for professional fees                                                               16,802
             Payable for Trustees' fees and expenses (Note 2)                                             3,225
             Other accrued expenses                                                                      12,268
                                                                                                   ------------
                Total liabilities                                                                    21,421,316
                                                                                                   ------------

Net assets                                                                                         $447,071,280
                                                                                                   ============
Net assets consist of:
             Paid in capital (Note 2)                                                              $275,464,046
             Accumulated net investment income                                                      120,732,596
             Accumulated net realized gain on investments and foreign currency
             transactions                                                                             9,860,797

             Net unrealized appreciation on translation of assets and liabilities
             in foreign currencies                                                                      180,317
             Net unrealized appreciation of investments                                              40,833,524
                                                                                                   ============
Total - representing net assets applicable to shares of beneficial interest
        outstanding                                                                                $447,071,280
                                                                                                  =============

    The accompanying notes are an integral part of the financial statements.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
                                                       GLOBAL HIGH INCOME PORTFOLIO

                                                         STATEMENT OF OPERATIONS
                                                       Year ended October 31, 1996

------------------------------------------------------------------------------------------------------------------------------------

Investment income:
             Interest income (Note 1)                                                                      $       45,539,611
                                                                                                             -----------------
                Total investment income                                                                            45,539,611
                                                                                                             -----------------
Expenses:
             Investment management and administration fees (Note 2)                                                 3,014,924
             Custodian fees                                                                                           181,559
             Interest expense (Note 1)                                                                                163,819
             Legal fees                                                                                                14,436
             Trustees' fees and expenses (Note 2)                                                                       6,955
             Amortization of organization costs (Note 1)                                                                5,010
             Audit fees                                                                                                 3,078
                                                                                                             -----------------
                Total expenses                                                                                      3,389,781


                                                                                                             -----------------
Net investment income                                                                                              42,149,830
                                                                                                             -----------------
Net realized and unrealized gain on investments and foreign currencies: (Note 1)
             Net realized gain on investments                                          $       62,643,262
             Net realized loss on foreign currency transactions                                  (125,790)
                                                                                         -----------------
                Net realized gain during the year                                                                  62,517,472
             Net change in unrealized appreciation on translation of assets and                   174,082
             liabilities in foreign currencies
             Net change in unrealized appreciation of investments                              31,730,913
                                                                                         -----------------
                Net unrealized appreciation during the year                                                        31,904,995
                                                                                                             -----------------
Net realized and unrealized gain on investments and foreign currencies                                             94,422,467
                                                                                                             -----------------
Net increase in net assets resulting from operations                                                             $136,572,297
                                                                                                             =================




    The accompanying notes are an integral part of the financial statements.
------------------------------------------------------------------------------------------------------------------------------------





------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                    GLOBAL HIGH INCOME PORTFOLIO

                                 STATEMENT OF CHANGES IN NET ASSETS

------------------------------------------------------------------------------------------------------------------------------------


                                                                                            Year ended          Year ended
                                                                                         October 31, 1996    October 31, 1995
                                                                                         -----------------   -----------------
Increase (Decrease) in net assets
Operations:
             Net investment income                                                            $42,149,830         $44,137,109
             Net realized gain (loss) on investments and foreign currency transactions         62,517,472         (62,112,954)
             Net change in unrealized appreciation (depreciation) on translation of               174,082                (302)
             assets and liabilities in foreign currencies
             Net change in unrealized appreciation of investments                              31,730,913          24,969,840
                                                                                         -----------------   -----------------
                Net increase in net assets resulting from operations                          136,572,297           6,993,693
                                                                                         -----------------   -----------------
Beneficial interest transactions: (Note 2)
             Contributions                                                                    302,410,133         322,934,028
             Withdrawals                                                                     (350,591,916)       (372,158,223)
                                                                                         -----------------   -----------------
                Net decrease from beneficial interest transactions                            (48,181,783)        (49,224,195)
                                                                                         -----------------   -----------------
Total  increase (decrease) in net assets                                                       88,390,514         (42,230,502)
Net assets:
             Beginning of year                                                                358,680,766         400,911,268
                                                                                         =================   =================
             End of year                                                                     $447,071,280        $358,680,766
                                                                                         =================   =================


    The accompanying notes are an integral part of the financial statements.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

                          GLOBAL HIGH INCOME PORTFOLIO

                               SUPPLEMENTARY DATA



Contained below are ratios and supplemental data that have been derived from information provided in the financial statements.




                                                                                                                 October 22, 1992
                                                                         Year ended October 31,                  (commencement of
                                                            --------------------------------------------------    operations) to
                                                               1996          1995        1994        1993        October 31, 1992
                                                               ----          ----        ----        ----        ----------------
Ratios and supplemental data:

Net assets, end of period (in 000's)..................         $447,071      $358,681    $400,911    $256,740          $200
Ratio of net investment income to average net assets..           10.31%         12.8%       7.93%        8.0%         N/A(a)
Ratio of expenses to average net assets...............            0.83%         0.78%       0.72%        0.9%         N/A(a)
Ratio of interest expense to average net assets.......            N/A           N/A         0.22%         N/A         N/A
Portfolio turnover rate...............................             290%          213%        178%        195%          none




---------------------
(a) Ratios are not meaningful due to short period of operation






















    The accompanying notes are an integral part of the financial statements.

                          GLOBAL HIGH INCOME PORTFOLIO
                                    NOTES TO
                              FINANCIAL STATEMENTS
                                October 31, 1996
--------------------------------------------------------------------------------

1.  Significant Accounting Policies
Global High Income Portfolio ("Portfolio") is organized as a New York Trust and is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as a non-diversified, open-end management investment company. The following is a summary of significant accounting policies consistently followed by the Portfolio in the preparation of the financial statements. The policies are in conformity with generally accepted accounting principles, and therefore the financial statements may include certain estimates made by management.

(A)  Portfolio Valuation
The Portfolio calculates the net asset value of and completes orders to purchase or repurchase Portfolio shares of beneficial interest on each business day, with the exception of those days on which the New York Stock Exchange is closed.

Equity securities are valued at the last sale price on the exchange on which such securities are traded, or on the principal over-the-counter market on which such securities are traded, as of the close of business on the day the securities are being valued, or, lacking any sales, at the last available bid price. In cases where securities are traded on more than one exchange, the securities are valued on the exchange determined by Chancellor LGT Asset Management, Inc. (the "Manager") to be the primary market.

Fixed income investments are valued at the mean of representative quoted bid and ask prices for such investments or, if such prices are not available, at prices for investments of comparative maturity, quality and type; however, when the Manager deems it appropriate, prices obtained for the day of valuation from a bond pricing service will be used. Short-term investments with a maturity of 60 days or less are valued at amortized cost adjusted for foreign exchange translation and market fluctuation, if any.

Investments for which market quotations are not readily available (including restricted securities which are subject to limitations on their sale) are valued at fair value as determined in good faith by or under the direction of the Portfolio's Board of Trustees.

Portfolio securities which are primarily traded on foreign exchanges are generally valued at the preceding closing values of such securities on their respective exchanges, and those values are then translated into U.S. dollars at the current exchange rates, except that when an occurrence subsequent to the time a value was so established is likely to have materially changed such value, then the fair value of those securities will be determined by consideration of other factors by or under the direction of the Portfolio's Board of Trustees.

(B)  Foreign Currency Translation
The accounting records of the Portfolio are maintained in U.S. dollars. The market values of foreign securities, currency holdings, and other assets and liabilities are recorded in the books and records of the Portfolio after translation to U.S. dollars based on the exchange rates on that day. The cost of each security is determined using historical exchange rates. Income and withholding taxes are translated at prevailing exchange rates when earned or incurred.

The Portfolio does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.

Reported net realized foreign exchange gains or losses arise from sales and maturities of short-term securities, sales of forward foreign currency contracts, sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Portfolio's books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains or losses arise from changes in the value of assets and liabilities other than investments in securities at year end, resulting from changes in exchange rates.

(C)  Repurchase Agreements
With respect to repurchase agreements entered into by the Portfolio, it is the Portfolio's policy to always receive, as collateral, United States government securities or other high quality debt securities of which the value, including accrued interest, is at least equal to the amount to be repaid to the Portfolio under each agreement at its maturity.

(D)  Forward Foreign Currency Contracts
A forward foreign currency contract ("Forward Contract") is an agreement between two parties to buy and sell a currency at a set price on a future date. The market value of the Forward Contract fluctuates with changes in currency exchange rates. The Forward Contract is marked-to-market daily and the change in market value is recorded by the Portfolio as an unrealized gain or loss. When the Forward Contract is closed, the Portfolio records a realized gain or loss equal to the difference between the value at the time it was opened and the value at the time it was closed. Forward Contracts involve market risk in excess of the amounts shown in the Portfolio's "Statement of Assets and Liabilities." The Portfolio could be exposed to risk if a counterparty is unable to meet the terms of the contract or if the value of the currency changes unfavorably. The Portfolio may enter into Forward Contracts in connection with planned purchases or sales of securities, or to hedge against adverse fluctuations in exchange rates between currencies.

(E)  Option Accounting Principles
When the Portfolio writes a call or put option, an amount equal to the premium received is included in the Portfolio's "Statement of Assets and Liabilities" as an asset and an equivalent liability. The amount of the liability is subsequently marked-to-market to reflect the current market value of the option. The current market value of an option listed on a traded exchange is valued at its last bid price, or, in the case of an over-the-counter option, is valued at the average of the last bid prices obtained from brokers. If an option expires on its stipulated expiration date or if the Portfolio enters into a closing purchase transaction, a gain or loss is realized without regard to any unrealized gain or loss on the underlying security, and the liability related to such option is extinguished. If a written call option is exercised, a gain or loss is realized from the sale of the underlying security and the proceeds of the sale are increased by the premium originally received. If a written put option is exercised, the cost of the underlying security purchased would be decreased by the premium originally received. The Portfolio can write options only on a covered basis, which, for a call, requires that the portfolio hold the underlying security and, for a put, requires the Portfolio to set aside cash, U.S. government securities, or other liquid, high-grade debt securities in an amount not less than the exercise price or otherwise provide adequate cover at all times while the put option is outstanding. The Portfolio may use options to manage its exposure to the bond market and to fluctuations in currency values or interest rates.

The premium paid by the Portfolio for the purchase of a call or put option is included in the Portfolio's "Statement of Assets and Liabilities" as an investment and subsequently "marked-to-market" to reflect the current market value of the option. If an option which the Portfolio has purchased expires on the stipulated expiration date, the Portfolio realizes a loss in the amount of the cost of the option. If the Portfolio enters into a closing sale transaction, the Portfolio realizes a gain or loss, depending on whether proceeds from the closing sale transaction are greater or less than the cost of the option. If the Portfolio exercises a call option, the cost of the securities acquired by exercising the call is increased by the premium paid to buy the call. If the Portfolio exercises a put option, it realizes a gain or loss from the sale of the underlying security, and the proceeds from such sale are decreased by the premium originally paid.

The risk associated with purchasing options is limited to the premium originally paid. The risk in writing a call option is that the Portfolio may forego the opportunity of profit if the market value of the underlying security or index increases and the option is exercised. The risk in writing a put option is that the Portfolio may incur a loss if the market value of the underlying security or index decreases and the option is exercised. In addition, there is the risk the Portfolio may not be able to enter into a closing transaction because of an illiquid secondary market.

(F)  Futures Contracts
A futures contract is an agreement between two parties to buy and sell a security at a set price on a future date. Upon entering into such a contract the Portfolio is required to pledge to the broker an amount of cash or securities equal to the minimum "initial margin" requirements of the exchange on which the contract is traded. Pursuant to the contract, the Portfolio agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as "variation margin" and are recorded by the Portfolio as unrealized gains or losses. When the contract is closed, the Portfolio records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. The potential risk to the Portfolio is that the change in value of the underlying securities may not correlate to the change in value of the contracts. The Portfolio may use futures contracts to manage its exposure to the bond market and to fluctuations in currency values or interest rates.

(G)  Security Transactions and Related Investment Income
Security transactions are accounted for on the trade date (date the order to buy or sell is executed). The cost of securities sold is determined on a first-in, first-out-basis, unless otherwise specified. Dividends are recorded on the ex-dividend date. Interest income is recorded on the accrual basis. Where a high level of uncertainty exists as to its collection, income is recorded net of all withholding tax with any rebate recorded when received. The Portfolio may trade securities on other than normal settlement terms. This may increase the risk if the other party to the transaction fails to deliver and causes the Portfolio to subsequently invest at less advantageous prices.

(H)  Portfolio Securities Loaned
For international securities, cash collateral is received by the Portfolio against loaned securities in an amount at least equal to 105% of the market value of the loaned securities at the inception of each loan. This collateral must be maintained at not less than 103% of the market value of the loaned securities during the period of the loan. For domestic securities, cash collateral is received by the Portfolio against loaned securities in the amount at least equal to 102% of the market value of the loaned securities at the inception of each loan, and is maintained at this level during the period of the loan. At October 31, 1996, there were no securities on loan to brokers.

(I)  Taxes
It is the policy of the Portfolio to meet the requirements of the Internal Revenue Code of 1986, as amended ("Code"). Therefore, no provision has been made for Federal taxes on income, capital gains, or unrealized appreciation of securities held.

(J)  Deferred Organizational Expenses
Expenses incurred by the Portfolio in connection with its organization, its registration with the Securities and Exchange Commission and with various states and the initial public offering of its shares aggregated $25,000. These expenses are being amortized on a straightline basis over a five-year period.

(K)  Foreign Securities
There are certain additional considerations and risks associated with investing in foreign securities and currency transactions that are not inherent with investments of domestic origin. The Portfolio's investment in emerging market countries may involve greater risks than investments in more developed markets and the price of such investments may be volatile. These risks of investing in foreign and emerging markets may include foreign currency exchange rate fluctuations, perceived credit risk, adverse political and economic developments and possible adverse foreign government intervention.

(L)  Indexed Securities
The Portfolio may invest in indexed securities whose value is linked either directly or indirectly to changes in foreign currencies, interest rates, equities, indices, or other reference instruments. Indexed securities may be more volatile than the reference instrument itself, but any loss is limited to the amount of the original investment.

(M)  Restricted Securities
The Portfolio is permitted to invest in privately placed restricted securities. These securities may be resold in transactions exempt from registration or to the public if the securities are registered. Disposal of these securities may involve time-consuming negotiations and expense, and prompt sale at an acceptable price may be difficult.

(N)  Line of Credit
For the year ended October 31, 1996, the Global High Income Portfolio periodically borrowed amounts from a bank at a base or Eurodollar rate. The arrangement with the bank allows the Portfolio to borrow a maximum amount of $25,000,000. On February 28 & 29, 1996, the Portfolio borrowed $24,000,000, all of which was repaid on April 18, 1996.

For the year ended October 31, 1996, the weighted average outstanding daily balance of bank loans (based on the number of days the loans were outstanding) was $17,800,000 with a weighted average interest rate of 6.63%.
Interest expense for the year ended October 31, 1996, was $163,819.

(O)  Securities  Purchased  on a  When-Issued  or Forward  Commitment  Basis
The Portfolio may trade securities on a when-issued or forward commitment basis, with payment and delivery scheduled for a future date. These transactions are subject to market fluctuations and are subject to the risk that the value at delivery may be more or less than the trade date purchase price. Although the Portfolio will generally purchaes these securities with the intention of acquiring such securities, they may sell such securities before the settlement date. These securities are identified on the accompanying Portfolio of Invesetments. The Portfolio has set aside sufficient cash or liquid high grade debt securities as collateral for these purchase commitments.

2.  Related Parties
Chancellor LGT Asset Management, Inc. is the Portfolio's investment manager and administrator. On October 31, 1996, Chancellor Capital Management, Inc. merged with LGT Asset Management, Inc. and the surviving entity was renamed Chancellor LGT Asset Management, Inc. The Portfolio pays investment management and administration fees to the Manager at the annualized rate of 0.475% on the first $500 million of average daily net assets of the Portfolio; 0.45% on the next $1 billion; 0.425% on the next $1 billion; and 0.40% on amounts thereafter, plus 2% of the Portfolio's total investment income calculated in accordance with generally accepted accounting principles, adjusted daily for currency revaluations, on a mark to market basis, of the Portfolio's assets; provided, however, that during any fiscal year this amount shall not exceed 2% of the Portfolio's total investment income calculated in accordance with generally accepted accounting principles. These fees are computed daily and paid monthly.

The Portfolio pays each of its Trustees who is not an employee, officer or director of the Manager, G.T. Global Financial Services, Inc., or G.T. Global Investor Services, Inc. $500 per year plus $150 for each meeting of the board or any committee thereof attended by the Trustees.

At October 31, 1996, all of the shares of beneficial interest of the Portfolio were owned either by GT Global High Income Fund or the Manager.

3.  Purchases and Sales of Securities
For the year ended October 31, 1996, purchases and sales of investment securities by the Portfolio, other than U.S. government obligations and short-term investments, aggregated $983,932,679 and $1,020,907,620, respectively. Purchases and sales of U.S. government obligations by the Portfolio aggregated $96,288,547 and $84,315,986, respectively.

4.  Written Options:
The Portfolio's written options contract activity for the year ended October 31, 1996 was as follows:

                      Covered Call and Put Options Written

                                                    Underlying
                                                     Nominal
                                                      Amount        Premiums
                                                    ----------      --------
Options outstanding at October 31, 1995                      0      $      0
Options written                                      7,000,000       101,500
Options cancelled in closing purchase transactions           0             0
Options expired prior to exercise                   (7,000,000)     (101,500)
Options exercised                                            0             0
                                                    ----------     ---------

Options outstanding at October 31, 1996                      0     $       0
                                                    ----------    ----------

                                     PART C


Item 24.  Financial Statements and Exhibits.
--------  ----------------------------------

         (a) Financial Statements: Audited financial statements for the Portfolio for the fiscal year ended October 31, 1996 and the report of Coopers & Lybrand L.L.P., independent auditors, with respect to such audited financial statements are included in Part B to this Registration Statement.

         (b)      Exhibits

                  1.     Declaration   of  Trust  of  the   Registrant  -  Filed
                         herewith.

                  2.     By-Laws of the Registrant - Filed herewith.

                  5.     Investment   Management  and  Administration   Contract
                         between  the   Registrant   and  Chancellor  LGT  Asset
                         Management, Inc. - Filed herewith.

                  8. Form of Custodian Agreement between the Registrant and State Street Bank and Trust Company - Filed herewith.

                  11.    Consent  of  Coopers  &  Lybrand  L.L.P.,   Independent
                         Accountants - Filed herewith.

                  13.    Investment  representation letters of initial investors
                         - Filed herewith.

                  27.    Financial Data Schedule - Filed herewith.

Item 25.  Persons Controlled by or under Common Control with Registrant.
--------  --------------------------------------------------------------

         Not applicable.

Item 26.  Number of Holders of Securities.
--------  --------------------------------

              (1)                                        (2)
         Title of Class                         Number of Record Holders

         Beneficial Interests                   2 (as of February 27, 1997)

Item 27.  Indemnification.
--------  ----------------

         Reference is hereby made to Article V of the Registrant's Declaration of Trust, filed as Exhibit 1 to this Registration Statement.

         The Trustees and officers of the Registrant are insured under an errors and omissions liability insurance policy and the Registrant is insured under the fidelity bond required by Rule 17g-1 under the Investment Company Act of 1940.

Item 28.  Business and Other Connections of Investment Adviser.
--------  -----------------------------------------------------

         Information as to any other business, profession, vocation or employment of a substantial nature in which each director or officer of Chancellor LGT Asset Management is, or at any time during the past two years has been, engaged for his or her own account or in the capacity of director, officer, employee, partner or trustee is incorporated herein by reference from the section entitled

"Management" in the Feeder's Part A and the sections entitled "Directors, Trustees and Executive Officers" and "Management" in the Feeder's Part B.

         Information as to the directors and officers of Chancellor LGT Asset Management, Inc., Registrant's investment manager, is included in such manager's Form ADV (File No. 801-10254), filed with the Commission, which is incorporated herein by reference thereto.

Item 29.  Principal Underwriters.
--------  -----------------------

         Not applicable.

Item 30.  Location of Accounts and Records.
--------  ---------------------------------

         Accounts, books and other records required by Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended, are maintained and held in the offices of the Registrant and its investment manager, Chancellor LGT Asset Management, Inc., 50 California Street, 27th Floor, San Francisco, California 94111.

         Records covering shareholder accounts and portfolio transactions are also maintained and kept by the Registrant's Custodian, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110.

Item 31.  Management Services.
--------  --------------------

         Other than as set forth in Parts A and B of this Registration Statement, the Registrant is not a party to any management-related service contract.

Item 32.  Undertakings.
--------  -------------

         None.

                                    SIGNATURE


         Pursuant to the requirements of the Investment Company Act of 1940, the Global High Income Portfolio has duly caused this Amendment to its Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereto duly authorized, in the City of San Francisco, and the State of California, on the 26th day of February, 1997.

                                               GLOBAL HIGH INCOME PORTFOLIO



                                               By:  /s/ David J. Thelander
                                                    ----------------------
                                                        David J. Thelander
                                                        Assistant Secretary

                                INDEX OF EXHIBITS

Exhibit No.                   Description of Exhibit

       1.    Declaration of Trust of the Registrant - Filed herewith.

       2.    By-Laws of the Registrant - Filed herewith.

       5.    Investment  Management  and  Administration  Contract  between  the
             Registrant and Chancellor LGT Asset Management, Inc. - Filed herewith.

       8. Form of Custodian Agreement between the Registrant and State Street Bank and Trust Company - Filed herewith.

       11. Consent of Coopers & Lybrand, Independent Accountants - Filed herewith.

       13. Investment representation letters of initial investors - Filed herewith.

       27.   Financial Data Schedule - Filed herewith.


                                      C-13